EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134593, 333-148932, 333-148933, 333-164330 and 333-164331) and Form F-3 (Nos. 333-163353 and 333-164332) of our reports dated March 25, 2010, with respect to the consolidated financial statements of EZchip Semiconductor Ltd. for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting of EZchip Semiconductor Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2009.

Haifa, Israel	/s/ Kost, Forer, Gabbay and Kasierer KOST, FORER, GABBAY AND KASIERER

March 25, 2010	A member of Ernst & Young Global